EXHIBIT 99.1

NEWS RELEASE	CONTACTS:	James R. Segreto Chief Financial Officer SPAR Group, Inc. (914) 332-4100

Roger S. Pondel PondelWilkinson Inc. (310) 279-5980

SPAR GROUP REPORTS 2009 FIRST QUARTER FINANCIAL RESULTS

TARRYTOWN, NY—May 6, 2009—SPAR Group, Inc. (NASDAQ:SGRP) today reported financial results for the first quarter ended March 31, 2009.

Net revenues totaled $15.2 million for the first three months of 2009, compared with $17.5 million for the same period a year ago. The company reported a net loss for the 2009 first quarter of $195,000, or $0.01 per share, compared with a net loss of $250,000, or $0.01 per share, for the 2008 first quarter. Included in the 2009 first quarter results was other income of $265,000 resulting from a favorable judgment in a legal action. Selling, general and administrative expenses for the 2009 first quarter decreased to $4.0 million from $4.7 million last year.

"Results for the first quarter were impacted by weak conditions throughout the global economy. In the United States, net revenue was adversely impacted by the reported bankruptcy and eventual liquidation of a major electronics retailer and by a reduction of some non-recurring project work versus a year ago," said Gary Raymond, SPAR Group's president and chief executive officer. "Nevertheless, we continued in our efforts to minimize our operating expenses and reduced our net loss as compared with the 2008 first quarter.

"We are working diligently to attract new business opportunities that will increase our revenues, as close attention continues to be paid to maintaining costs. More than ever, the companies we serve are seeking ways to enhance their performance and become more efficient, and SPAR Group is well positioned to provide innovative solutions that will assist them in meeting both objectives."

SPAR Group reported international revenue for the 2009 first quarter of $9.5 million, compared with $10.0 million last year. The division posted a net loss of $74,000, compared with net income of $69,000, for the 2008 first quarter.

Los Angeles
New York
Boston
Portland

SPAR GROUP, Inc.
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The U.S. operations recorded revenues of $5.7 million for the 2009 first quarter, versus $7.5 million a year ago. The net loss attributable to the company's domestic business amounted to $121,000, compared with a net loss of $319,000 for the 2008 first quarter.

About SPAR Group

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania, China, Lithuania, Latvia, Estonia, Australia and New Zealand. For more information, visit SPAR Group's Web site, www.sparinc.com.

Certain statements in this news release are forward-looking, including, but not limited to, attracting new business that will increase SPAR Group's revenues and continuing to maintain costs. The company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation), the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management,the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group's annual report on Form 10-K , quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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(Tables follow)

SPAR Group, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2009	2008

Net revenues	$15,171	$17,454
Cost of revenues	11,073	12,484
Gross profit	4,098	4,970

Selling, general and administrative expenses	3,968	4,658
Depreciation and amortization	262	208
Operating (loss) income	(132)	104

Interest expense	61	81
Other (income) expense	(187)	43
Loss before provision for income taxes	(6)	(20)

Provision for income taxes	149	164
Net Loss	(155)	(184)

Less: Net loss attributable to the non-controlling interest	40	66
Net loss attributable to SPAR Group, Inc.	(195)	(250)

Basic/diluted net loss per common share:

Net loss – basic and diluted	$(0.01)	$(0.01)

Weighted average common shares – basic and diluted	19,139	19,129

SPAR Group, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$1,366	$1,685
Accounts receivable, net	12,504	13,110
Prepaid expenses and other current assets	822	1,446
Total current assets	14,692	16,241

Property and equipment, net	1,727	1,803
Goodwill	798	798
Other assets	1,829	1,806
Total assets	$19,046	$20,648

Liabilities and equity
Current liabilities:
Accounts payable	$5,206	$4,491
Accrued expenses and other current liabilities	4,548	4,911
Accrued expenses due to affiliates	1,207	1,398
Customer deposits	490	582
Lines of credit	3,997	5,494

Total current liabilities	15,448	16,876
Long-term liabilities	45	105
Total liabilities	15,493	16,981

Equity:
Preferred stock, $.01 par value:
Authorized shares-3,000,000
Issued and outstanding shares-
554,402 - March 31, 2009
554,402 - December 31,2009	6	6
Common stock, $.01 par value:
Authorized shares-47,000,000
Issued and outstanding shares-
19,139,365 - March 31, 2009
19,139,365 - December 31, 2008	190	191
Treasury stock	(1)	(1)
Additional paid-in capital	12,875	12,821
Accumulated other comprehensive loss	(367)	(361)
Accumulated deficit	(9,672)	(9,477)
Total SPAR Group, Inc. equity	3,031	3,179
Non-controlling interest	522	488
Total liabilities and equity	$19,046	$20,648